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                                                                     EXHIBIT 8.2
                             TROUTMAN SANDERS LLP
                               ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP

                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                         ATLANTA, GEORGIA  30308-2216
                            www.troutmansanders.com
                           TELEPHONE:  404-885-3000
                            FACSIMILE: 404-885-3900

                                FORM OF OPINION

                                August 10, 1999

Illinova Corporation
500 South 27th Street
Decatur, Illinois   62525

Re: Federal Income Tax Consequences of Merger of Energy Convergence Acquisition Sub, a Wholly-Owned Subsidiary of Energy Convergence Holding Company, with and into Illinova Corporation

Ladies and Gentlemen:

We have acted as counsel to Illinova Corporation ("Illinova"), in connection with the proposed merger of Energy Convergence Acquisition Corporation ("EC Acquisition Sub") a wholly-owned subsidiary of Energy Convergence Holding Company ("Energy Convergence"), with and into Illinova (the "Illinova Merger"). The Illinova Merger will be effected pursuant to the Agreement and Plan of Merger by and among Energy Convergence, EC Acquisition Sub, Illinova, Dynegy, Inc. ("Dynegy"), and Dynegy Acquisition Corporation ("Dynegy Acquisition Sub"), a wholly-owned subsidiary of Energy Convergence, dated as of June 14, 1999 (the "Merger Agreement"), and in connection with the merger of Dynegy Acquisition Sub with and into Dynegy (the "Dynegy Merger") (together, the "Transaction"). You have requested our opinion, in our capacity as counsel to Illinova, regarding certain federal income tax consequences of the Illinova Merger.

We understand that our opinion will be referred to in the Proxy
Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Transaction.

                             INFORMATION RELIED ON

In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder,
(ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service (the "IRS") and judicial authorities. In addition, we have relied upon certain information made
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known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement and/or the Form S-4 filed with the SEC on August 10, 1999, and, unless otherwise specified, all section references herein are to the Code.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

(1)  the Merger Agreement;

(2) the Registration Statement and Proxy Statement/Prospectus on Form S-4 filed with the Securities and Exchange Commission on August 10, 1999 regarding the merger; and

(3)  such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, without making any independent investigation and with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have further assumed that any representations or statements made, or to be made, "to the best knowledge of" or similarly qualified, are true and correct without such qualification. We have not and will not attempt to verify the accuracy of the assumptions or the representations. We have also assumed certain additional facts and representations that will be received from Energy Convergence, Illinova, EC Acquisition Sub, Dynegy, Dynegy Acquisition Sub, and Chevron U.S.A., Inc.

     However, we have not yet obtained written certificates from Energy Convergence, Illinova, EC Acquisition Sub, Dynegy, Dynegy Acquisition Sub, or Chevron U.S.A., Inc., to verify certain additional facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the Illinova Merger, we intend to obtain customary and appropriate written certificates to confirm certain material facts that we have assumed.

     Our opinion represents our best legal judgment as to the likely outcome of the issues discussed if presented in a court of law. Our opinion is not binding on the IRS or a court. Thus, no assurance can be given that the IRS or a court would agree with our opinion.

     Based solely on the information submitted and the representations and assumptions to be received, we are of the opinion that:

     (1) The Illinova Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or, taken together with the Dynegy Merger, as a transfer of property to Energy Convergence by holders of Illinova common stock described in Section 351 of the Code;

     (2) Illinova will not recognize any gain or loss for federal income tax purposes in the Illinova Merger;
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     (3) Holders of Illinova common stock who exchange their Illinova common stock solely for Energy Convergence Class A common stock in the Illinova Merger will not recognize gain or loss for federal income tax purposes with respect to the exchange;

     (4) The aggregate tax basis of Energy Convergence Class A common stock received by an Illinova shareholder as a result of the Illinova Merger will be the same as the shareholder's aggregate tax basis in the Illinova common stock surrendered in the Illinova Merger;

     (5) The holding period of the Energy Convergence Class A common stock received by an Illinova shareholder as a result of the Illinova Merger will include the period during which the shareholder held the Illinova common stock exchanged, provided that the Illinova common stock is held as a capital asset at the Effective Time; and

     (6) An Illinova shareholder who exercises dissenters' rights of appraisal with respect to Illinova common stock and who receives payment for that stock in cash should generally recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's tax basis in such stock.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect, and upon matters of fact existing as the date hereof. We undertake no obligation to advise you of any such change that may occur in the future. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and customary and appropriate certificates containing representations to be received from the parties which will confirm certain material facts that we have assumed. Our opinions cannot be relied upon if any of the facts contained in such document, or if such additional information, is or later becomes, inaccurate, or if any of the material facts which we have assumed are or later become, inaccurate. Our opinions do not address the tax consequences to Illinova shareholders who hold their Illinova common stock other than as a capital asset, foreign shareholders, tax exempt organizations and persons who acquired their Illinova common stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, the tax consequences of the Dynegy Merger or any other tax consequences of the Illinova Merger, whether federal, state, local or foreign including, but not limited to, tax consequences of a required change in accounting method, if any, the termination of a bad debt reserve, if any, or the termination of the consolidated group of Illinova.

     This opinion is being provided solely for the use of Illinova and the shareholders of Illinova. No other person or party shall be entitled to rely on this opinion. Copies of this letter may not be furnished to any other person or entity, and no other portion of this letter may be quoted, circulated or referred to in any other document, without our prior written consent.

                                        Sincerely,